EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Press Contacts:	Investor Contacts:
Robin Meyerhoff	Krista Bessinger
BUSINESS OBJECTS	BUSINESS OBJECTS
408 943 6714	408 953 6349
rmeyerhoff@businessobjects.com	krista.bessinger@businessobjects.com

Philippe Laguerre	Anne Guimard
BUSINESS OBJECTS	BUSINESS OBJECTS
European Press	European Investors
+33 1 41 25 38 15	+ 33 1 41 25 39 19
plaguerre@businessobjects.com	guimard@fineo.com

Andy Oliver
LEWIS PR for Infommersion
619 516 2559
infommersion@lewispr.com
BUSINESS OBJECTS EXPANDS BUSINESS INTELLIGENCE MARKET OPPORTUNITY; ANNOUNCES PLANS TO ACQUIRE LEADING INFORMATION VISUALIZATION TECHNOLOGY
SAN JOSE, Calif.; PARIS, France – Oct 4, 2005 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced that it has entered into a definitive agreement to acquire privately-held Infommersion, Inc., the leading vendor of information visualization and presentation software.
The acquisition will be an all-cash transaction of approximately $40 million US and will be accounted for under the purchase method of accounting. The transaction is expected to be accretive to Business Objects on both a US GAAP and pro forma basis beginning in 2006. The acquisition is subject to regulatory approvals and other customary closing conditions, and is expected to be completed in the fourth quarter of 2005.
Founded in 2002, Infommersion develops and markets industry leading information visualization and presentation software that enables individuals and businesses to access, analyze, and share critical data in a manner previously unachievable – visually, interactively, and in real-time. Infommersion’s patent-pending technology gives executives, analysts, and educators the power to turn complex and confusing data into clear, engaging presentations for PowerPoint, Acrobat PDF, and the web. Based in San Diego, California, the Infommersion team combines talent from traditionally unrelated industries such as interactive entertainment, information technology, multimedia development, and business intelligence. This variety of

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expertise has allowed Infommersion to design and deliver groundbreaking interactive data presentation software products. For more information on Infommersion, go to www.infommersion.com
“The acquisition of Infommersion adds another chapter in Business Objects’ long history of delivering innovative products that enable users to gain the most value from their corporate information,” said John Schwarz, chief executive officer of Business Objects. “Our patented semantic layer gave business users a way to access corporate data that helped to catapult Business Objects into the leadership position in the fast-growing business intelligence market. Similarly, we believe the acquisition of Infommersion will allow us to bring visual innovation to business users in ways never seen before.”
“Infommersion pioneered interactive information visualization software, building a large, satisfied customer base and receiving tremendous industry recognition,” said Santiago Becerra, chief executive officer of Infommersion, Inc. “By joining Business Objects, we believe we will be able to give customers the best that the business intelligence industry can offer. Infommersion management and employees look forward to making an immediate positive impact, reinforcing Business Objects’ position as the world’s leading provider of business intelligence solutions.”
About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company. With more than 30,000 customers worldwide, including over 80 percent of the Fortune 500, Business Objects helps organizations gain better insight into their business, improve decision making, and optimize enterprise performance. The company’s business intelligence platform, BusinessObjects™ XI, offers the BI industry’s most advanced and complete platform for performance management, planning, reporting, query and analysis, and data integration. BusinessObjects XI includes Crystal Reports®, the industry standard for enterprise reporting. Business Objects has also built the industry’s strongest and most diverse partner community, and the company offers consulting and education services to help customers effectively deploy their business intelligence projects.
Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties concerning Infommersion’s products, the anticipated benefits of Infommersion’s products to users of information visualization software as well as to Business Objects’ position within the business intelligence solutions market, Business Objects’ ability to provide innovative information visualization solutions, the closing of the transaction and the impact of the transaction on Business Objects’ financial results. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, Business Objects’ ability to attract and retain customer support for, and to generate revenues from, newly acquired products; Business Objects’ ability to realize other financial benefits from the proposed acquisition of Infommersion and to strengthen its position in the business intelligence market; the ability of the parties to complete the proposed transaction; fluctuations in Business Objects’ quarterly operating results; changes to current accounting policies which could have a significant, adverse impact upon Business Objects’ financial results; the introduction of new products by competitors or the entry of new competitors into markets for Business Objects’ products; the impact of pricing of competing technologies; Business Objects’ reliance on selling products in only the business intelligence software market; and economic and political conditions in the United States and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Form 10-Q for the quarter ended June 30, 2005 and Business Objects’ Amendment No.1 to its Registration Statement on Form S-3 filed with the SEC on August 10, 2005, each of which are available at the SEC’s website at www.sec.gov. Business Objects is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this press release.
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Business Objects and the Business Objects logo are trademarks or registered trademarks of Business Objects S.A. or its affiliated companies in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.